Key Energy Group, Inc.
                          Two Tower Center, 20th Floor
                           East Brunswick, New Jersey



                                November 13, 1998

James J. Byerlotzer
125 Grant
San Antonio, Texas 78209


                              EMPLOYMENT AGREEMENT
                               (this "Agreement")

Dear Jim:

Key Energy Group, Inc., a Maryland corporation (the "Company"), with its principal offices at the address set forth above, and you, an individual with your home address set forth above, agree as follows:

1. Employment; Term. The Company agrees to employ you, and you agree to devote your full time and best efforts to serve as the Company as Executive Vice President of Permian Basin Operations. Your employment will commence effective as of the date hereof and continue until this Agreement is terminated in accordance with Section 3 hereof.

2. Salary; Expenses; Benefits. From the date hereof until this Agreement is terminated in accordance with Section 3 hereof, the Company will pay a salary to you at the annual rate of $170,000 per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly. You will be reimbursed by the Company for reasonable travel, lodging, meal and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company's policies from time to time in effect. From the date hereof until this Agreement is terminated in accordance with Section 3 hereof, you will be entitled to such benefits, including, without limitation, group medical and dental , accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its similarly situated management personnel.

3. Termination.


(a) Termination by Company for Cause. The Company shall have the right to terminate your employment under this Agreement for Cause (as defined below) at any time without obligation to make any further payments to you hereunder other than any salary or expense reimbursement payments owed to you under Section 2 hereof through the date of termination. As used in this Agreement, the term "Cause" shall mean the willful and continued failure by you to substantially perform your duties hereunder (other than any such wilful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), or the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise, or your conviction of a felony by a court of competent jurisdiction.

(b) Termination by Company upon Disability or Death. If you die or become totally and permanently disabled so that you are unable to perform your obligations hereunder by reasons involving physical or mental illness or physical injury, then the Company shall have the right to terminate your employment under this Agreement, effective on the date of such disability or death, without obligation to make any further payments to you hereunder other than any salary or expense reimbursement payments owed to you under
     Section 2 hereof through the date of termination.

(c) Termination by Employee. You shall have the right to terminate your employment under this Agreement for any reason by giving at least thirty
     (30) days' written notice to the Company, with the Company having no obligation to make any further payments to you hereunder other than any salary or expense reimbursement payments owed to you under Section 2 hereof through the date of termination.

(d) Termination by Company other than for Cause, Disability or Death. The Company shall have the right, upon at least ten (10) days' written notice, to terminate your employment under this Agreement for any reason other than for Cause, disability or death at any time without obligation to make any further payments to you hereunder other than (i) any salary or expense reimbursement payments owed to you under Section 2 hereof through the date of termination and (ii) the payments provided for in Section 3(e) hereof.

(e) Severance Compensation. In the event your employment hereunder is terminated by the Company other than for Cause, death or disability within six (6) months following a Change of Control (as defined below), you will be entitled to severance compensation in the amount of $170,000 payable in twelve (12) equal monthly installments on the last day of each calendar month commencing on the last day of the calendar month on which the termination date occurs. In the event your employment hereunder is otherwise terminated by the Company other than for Cause, death or disability, you will be entitled to severance compensation in the amount of $85,000 payable in six (6) equal monthly installments on the last day of each calendar month commencing on the last day of the calendar month on which the termination date occurs. As used in this Agreement, the term "Change of Control" shall mean any one or more of the following occurrences: (i) an event or series of events by which any person or group of persons shall, as a result of a tender or exchange offer, open market purchase, privately negotiated purchase, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of 50% or more of the combined voting power of the then outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock"), (ii) the Company is merged with or into another corporation with the effect that immediately after such transaction the stockholders of the Company hold less than a majority of the combined voting power of the then outstanding Voting Stock of the person surviving such transaction, or (iii) the direct or indirect, sale, lease, exchange or other transfer to any person or group of persons of all or substantially all of the assets of the Company.

4. Limitation on  Competition.  From the date hereof until the later to occur of
(i) the date this Agreement is terminated in accordance with Section 3 hereof and (ii) the date of the last severance payment made to you under Section 3(e) hereof, you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (a "Competing Enterprise") anywhere in the continental United States, Argentina or any other geographic region in which the Company (including its subsidiaries and affiliates) conducts its business from time to time; provided, however, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; and, for that same period of time, you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise.

If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.

KEY ENERGY GROUP, INC.

By:
Name:
Title:


ACCEPTED AND AGREED
as of the date first written above:



James J. Byerlotzer